--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                X  Director             10% Owner
   WINTZEN        ECKART                        ALPNET, INC. (AILP)                            ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            -----------------  ------------------
   WOUDENBERGSEWEG 41                                                      June 2001
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                     N/A                   Date of Original   _X_Form filed by One Reporting Person
   3711 AA AUSTERLITZ                                                      (Month/Year)       ___Form filed by More than One
   THE NETHERLANDS                                                                               Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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   See attached sheet.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Explanation of Responses:






                                                                                          /s/ Eckart Wintzen             7/11/01
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-97)

                                    FORM 4
                                  (Continued)

     Name & Address of Reporting Person: Eckart Wintzen: Woudenbergseweg 41,
                       3711 AA Austerlitz, The Netherlands
              Issuer Name and Ticker or Trading Symbol: ALPNET, Inc.
                      Statement for Month/Year: June 2001

                                                                                     Amount of
                                                                                    Securities                      Nature of
                                  Transaction Code   Securities Acquired (A)       Beneficially    Ownership Form    Indirect
                    Transaction   ----------------   ---------------------------   Owned at End    Direct (D) or    Beneficial
Title of Security      Date        Code        V     Amount  (A) or (D)   Price      of Month       Indirect (I)    Ownership
-----------------   -----------   ------     -----   ------  ----------  -------   ------------    --------------   ----------
Common Stock        06/11/2001      P                 1,498       A      $0.788        1,498            D
Common Stock        06/11/2001      P                 2,502       A      $0.755        4,000            D
Common Stock        06/11/2001      P                 1,000       A      $0.775        5,000            D
Common Stock        06/11/2001      P                 2,100       A      $0.795        7,100            D
Common Stock        06/11/2001      P                 1,500       A      $0.805        8,600            D
Common Stock        06/11/2001      P                 1,100       A      $0.815        9,700            D
Common Stock        06/11/2001      P                 5,300       A      $0.835       15,000            D

Common Stock        06/12/2001      P                   125       A      $0.745       15,125            D
Common Stock        06/12/2001      P                   875       A      $0.755       16,000            D
Common Stock        06/12/2001      P                 1,800       A      $0.805       17,800            D
Common Stock        06/12/2001      P                 6,000       A      $0.835       23,800            D
Common Stock        06/12/2001      P                 1,200       A      $0.839       25,000            D
Common Stock        06/12/2001      P                   100       A      $0.844       25,100            D
Common Stock        06/12/2001      P                 1,000       A      $0.845       26,100            D
Common Stock        06/12/2001      P                 3,900       A      $0.855       30,000            D

Common Stock        06/13/2001      P                 1,000       A      $0.835       31,000            D
Common Stock        06/13/2001      P                 9,000       A      $0.845       40,000            D
Common Stock        06/13/2001      P                 5,000       A      $0.849       45,000            D

Common Stock        06/14/2001      P                 5,000       A      $0.765       50,000            D
Common Stock        06/14/2001      P                 7,200       A      $0.845       57,200            D
Common Stock        06/14/2001      P                 2,800       A      $0.862       60,000            D

Common Stock        06/15/2001      P                10,000       A      $0.795       70,000            D
Common Stock        06/15/2001      P                 1,100       A      $0.815       71,100            D
Common Stock        06/15/2001      P                20,000       A      $0.825       91,100            D
Common Stock        06/15/2001      P                 4,700       A      $0.835       95,800            D
Common Stock        06/15/2001      P                 4,200       A      $0.839      100,000            D